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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Tiffany & Co.
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   (Last)                            (First)              (Middle)

     727 Fifth Avenue
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                                    (Street)

     New York                          NY                   10022
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)
     July 19, 1999

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3.   IRS Identification Number of Reporting Person, (Voluntary)
     13-3228013

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4.   Issuer Name and Ticker or Trading Symbol
     Aber Resources Ltd.           NASDAQ: ABERF

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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock, no par value                 8,000,000(1)                   D
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Common Stock, no par value                 8,000,000(2)                   I               Tiffany & Co. is the parent company of
                                                                                          Tiffany & Co. International, the record
                                                                                          holder of the 8,000,000 shares.

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one reporting  person,  see  Instruction
     5(b)(v).



                                                                          (Over)
                                                                  SEC 1473(7-96)
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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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

Explanation of Responses:

         (1) Tiffany & Co. International, a joint filer, is the record holder of the 8,000,000 shares of Common Stock.

         (2) Tiffany & Co. is the parent company of Tiffany & Co. International. As such, it indirectly beneficially owns the 8,000,000 shares of Common Stock.



/s/ Patrick B. Dorsey                                       July 27, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Tiffany & Co.
By: Patrick B. Dorsey, Senior Vice President
General Counsel and Secretary.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
WA992020.123/2+
                                                                          Page 2
                                                                  SEC 1473(7-96)
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                             Joint Filer Information


Name:                      Tiffany & Co. International

Address:                   727 Fifth Avenue
                           New York, New York 10022

I.R.S. Number:             06-112-1421

Designated Filer:          Tiffany & Co.

Issuer & Ticker Symbol:    Aber Resources Ltd. (ABERF)

Date of Event
  Requiring Statement      July 19, 1999


Signature:                 /s/ Patrick B. Dorsey
                           ----------------------------
                           Patrick B. Dorsey
                           Vice President and Secretary